EXHIBIT 12.1

SUTHERLAND ASSET MANAGEMENT CORPORATION

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(IN THOUSANDS, EXCEPT RATIOS)

	For the six months ended	For the year ended December 31,
	June 30, 2017	2016	2015	2014	2013	2012

Fixed Charges
Interest-Expensed	$33,673	$57,772	$47,806	$19,245	$2,183	$—
Total Fixed Charges	$33,673	$57,772	$47,806	$19,245	$2,183	$—
Earnings
Net Income	$20,710	$53,406	$44,768	$32,722	$460	$43,285
Add Back:
Fixed Charges	$33,673	$57,772	$47,806	$19,245	$2,183	$—
Total Earnings (Loss)	$54,383	$111,178	$92,574	$51,967	$2,643	$43,285
Ratio of Earnings to Fixed Charges	1.62x	1.92x	1.94x	2.70x	1.21x	N/A(1)

SUTHERLAND ASSET MANAGEMENT CORPORATION

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(IN THOUSANDS, EXCEPT RATIOS)

	For the six months ended	For the year ended December 31,
	June 30, 2017	2016	2015	2014	2013	2012

Fixed Charges
Interest-Expensed	$33,673	$57,772	$47,806	$19,245	$2,183	$—
Preferred Stock Dividends	$—	$—	$13	$16	$3	$—
Total Fixed Charges	$33,673	$57,772	$47,819	$19,261	$2,186	$—
Earnings
Net Income	$20,710	$53,406	$44,768	$32,722	$460	$43,285
Add Back:
Fixed Charges	$33,673	$57,772	$47,819	$19,261	$2,186	$—
Total Earnings (Loss)	$54,383	$111,178	$92,587	$51,983	$2,646	$43,285
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.62x	1.92x	1.94x	2.70x	1.21x	N/A(1)

(1)         For the year ended December 31, 2012, we used investment company accounting which accounted for our securitized debt on an unconsolidated basis. Additionally, we did not have outstanding borrowings under repurchase agreements or borrowings under credit facilities.